Exhibit 99.1

To all Goozex users

I would like to take a moment to introduce myself.  My name is JP McCormick and I will be the new CEO of Goozex effective Wednesday December 19, 2012.

I know many of you have been waiting in anticipation to hear from the new management and we appreciate your patience while we transition to our new roles.  We have completed our first round of financing and are excited to begin work on making Goozex the premier games trading platform for gamers.  Over the next few months we will be making exciting changes to Goozex and rolling out new programs that we believe will help us achieve that goal.

We ask that you bear with us over the next few weeks as we gather our new team and settle into our new positions.  Customer satisfaction is going to be our first priority, as such our first task will be getting the customer service emails manned with proper staff members that can help answer your support questions.  Our next task will be to increase the number of games available on the site so that you can trade hassle free with minimal wait time.  This is just a beginning and over time we will role out other programs that I am sure you will all appreciate.

In closing I would like to say that Goozex is now a publicly traded company.   As a result management has to be very conscientious on what it disseminates to our customers in forums and other mediums without going through proper protocols that satisfy our public listing requirements.  As such, if there are times you do not hear from us or get an eerie silence; we are not ignoring you, but rather that such announcement is going through the legal process and then has to be filed publicly in approved mediums for public company dissemination.  I will most likely remind some of you of this process in the future when I see disgruntled posts about the Company not caring about you by virtue of our silence.

I am sure after this post many of you will have many questions.  Please do not hesitate to post them but do not expect immediate answers.  I have read all your posts extensively and am encouraged by the fervor and dedication most of you have for Goozex .  Your messages are loud and clear and most importantly are being read and heard by management.  Your are a fiery bunch and I like that, I think over time we can expect to have a lot of fun together developing Goozex to what it should be, the premier game trading site where all users get a fair trade at cheap prices.

I am looking forward to working with all you and am very excited to take on this new role.  I think Goozex has a fantastic future and together we can make this a world class games trading site.

JP McCormick